ACQUISITION AGREEMENT

This Acquisition Agreement (this “Agreement”) is made and entered into as of December 18, 2012 by and among Flux Technologies, Corp., a Nevada corporation, with its principal office at 21 Komorowo Street, Suite 2, Wolsztyn, Poland 64200 (the “Company”), Iryna Antaniuk, with an address at 21 Komorowo Street, Suite 2, Wolsztyn, Poland 64200 (“Antaniuk”) and Brazil Mining, Inc., a Delaware corporation (“BMI” and collectively with the Company and Antaniuk, the “Parties”).

WITNESSETH

WHEREAS, Antaniuk is the record and beneficial owner of a majority of the outstanding shares of Common Stock, par value $.001 per share, of the Company (“Common Stock”); and

WHEREAS, BMI desires to acquire 51% of the outstanding shares of the Company’s Common Stock giving effect to (a) the issuance of shares of Common Stock to BMI in exchange for certain interests in mineral rights owned or controlled by BMI, (b) the issuance of shares of Common Stock to certain investors in a private placement to be consummated simultaneously with the closing of this Agreement (the “Private Placement”), and (c) the cancellation of all 3,000,000 shares of Common Stock held by Antaniuk pursuant to this Agreement.

NOW, THEREFORE, in the parties hereto agree as follows:

1.	Agreement to Cancel Common Stock. Antaniuk agrees to the cancellation of all 3,000,000 shares of Common Stock held by Antaniuk in exchange for the payment by BMI to the Company of $25,000.

2.	Closing. (a) The closing of the transactions pursuant to this Agreement (the “Closing”) shall be held on December 10, 2012 ((the “Closing Date”), or such other date as the Parties may agree, at the offices of Ofsink, PLLC, 900 Third Avenue, 5th Floor, New York, New York 10022.

(b) Subject to the terms and conditions hereof, and in reliance upon the written representations and warranties of BMI, at the Closing Antaniuk will deliver to the Company (i) for cancellation, a certificate or certificates for 3,000,000 shares of Common Stock, together with a signed (with signature medallion guaranteed) stock power transferring such shares to the Company and signed instructions to the Company’s transfer agent to cancel such shares, (ii) a written consent of sole director of the Company electing Marc Fogassa as the sole director of the Company simultaneously with the effectiveness of the resignation of Antaniuk as sole director, (iii) a resignation of Antaniuk as a director and from all positions as an officer of, the Company, (iv) evidence of the termination or full satisfaction of all contracts and contractual obligations of the Company as of the Closing Date (including the termination of all Company bank and checking accounts), other than the Company’s engagement agreement with Silberstein Ungar, PLLC, (v) a certified copy of a Certificate of Amendment to the Articles of Incorporation of the Company to authorize 10,000,000 shares of blank check preferred stock, (vi) a certified copy of a Certificate of Designations, Preferences and Rights to evidence the designation of one share of Series A Convertible Preferred Stock and a certificate representing one share of Series A Preferred Stock registered in the name of Marc Fogassa.

(c) Subject to the terms and conditions hereof, and in reliance upon the written representations and warranties of Antaniuk and the Company, at the Closing BMI shall pay to the Company in immediately available funds, $25,000 and the Company shall simultaneously use such proceeds to pay all of its outstanding liabilities as of the Closing Date.

3.	Representations and Warranties of Antaniuk and the Company. Antaniuk and the Company hereby severally represent and warrant to BMI that the statements in the following paragraphs of this Section 3 are all true and complete as of the date hereof:

3.1	Authority; Due Authorization. This Agreement has been duly and validly executed and delivered by the Company and Antaniuk, and upon the execution and delivery by BMI of this Agreement and the performance by BMI of its obligations herein, will constitute, a legal, valid and binding obligation of each of the Company and Antaniuk. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada. The execution and delivery by the Company and Antaniuk of this Agreement does not, and the performance by the Company and Antaniuk of their obligations under this Agreement and the consummation of the transactions contemplated hereby will not, conflict with or result in a violation or breach of any of the terms, conditions or provisions of any other agreement to which either the Company or Antaniuk is a party.

3.2	Title to Securities. Antaniuk is the sole record and beneficial owner of the 3,000,000 shares of Common Stock being cancelled pursuant to this Agreement and has sole dispositive authority with respect to such Common Stock. There are no liens or encumbrances on the shares being cancelled

3.3	Valid Issuance. The Common Stock being cancelled hereunder is, and shall be at the Closing, duly and validly issued, fully paid, and non-assessable and in each instance have been issued in accordance with the registration requirements of applicable securities laws or valid exemptions therefrom.

3.4	Capitalization of the Company. Immediately prior to the Closing, the authorized capital stock of the Company shall consist of a total of 75,000,000 (seventy-five million) shares of Common Stock, par value $.001 per share and 10,000,000 (ten million) shares of Preferred Stock, par vale $.001 per share, of which one share has been designated as Series A Convertible Preferred Stock. Immediately prior to the Closing there will be 1 share of Series A Convertible Preferred Stock outstanding and issued to Marc Fogassa, no other shares of Preferred Stock issued or outstanding and 3,880,000 shares of Common Stock outstanding. There are no commitments to issue, and there are no outstanding warrants, options, convertible securities or debt, preferred stock, or any other securities other than as set forth in the Company’s filings with the Securities and Exchange Commission through December 7, 2012 (the “Filings”).

3.5	Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against the Company that may affect the validity of this Agreement or the right of the Seller to enter into this Agreement or to consummate the transactions contemplated hereby.

3.6	Securities Laws. The Company has complied in all respects with applicable federal and state securities laws, rules and regulations, including the Sarbanes Oxley Act of 2002, as such laws, rules and regulations apply to the Company and its securities; and (b) all shares of capital stock of the Company have been issued in accordance with applicable federal and state securities laws, rules and regulations. There are no stop orders in effect with respect to any of the Company’s securities.

3.7	Tax Returns, Payments and Elections. The Company has timely filed all tax returns, statements, reports, declarations and other forms and documents and has, to date, paid all taxes due.

3.8	‘34 Act Reports. None of the Company’s Flings, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading, in light of the circumstances in which they were made.

3.9	No Liabilities. Upon the use by the Company at the Closing of all or a portion of the $25,000 BMI is paying to the Company pursuant pursuant to Section 2(c) hereof, to pay its liabilities, the Company shall have no liabilities of any kind, whether direct or contingent.

4.	Representations and Warranties of BMI. BMI hereby represents and warrants to Antaniuk that the statements in the following paragraphs of this Section 4 are all true and complete as of the date hereof:

4.1	Authority; Due Authorization. This Agreement has been duly and validly executed and delivered by BMI, and upon the execution and delivery by the Company and Antaniuk of this Agreement and the performance by Company and Antaniuk of their respective obligations herein, will constitute, a legal, valid and binding obligation of BMI. BMI is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The execution and delivery by BMI of this Agreement does not, and the performance by BMI of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not, conflict with or result in a violation or breach of any of the terms, conditions or provisions of any other agreement to which BMI is a party.

5.	CONDITIONS TO BMI’S OBLIGATIONS AT THE CLOSINGS.

5.1	Conditions to Closing. Subject to the terms hereof, the obligation of BMI to consummate this Agreement at the Closing is subject to the fulfillment, prior to the Closing to the satisfaction of BMI, of the following conditions, the waiver of which shall not be effective against BMI without its written consent thereto:

5.1.1	Representations and Warranties True and Correct. The representations and warranties made by the Company and Antaniuk in Section 3 hereof shall be true and correct and complete as of the date hereof, and shall be true and correct and complete as of the date of the Closing with the same force and effect as if they had been made on and as of such date.

5.1.2	Access to Books and Records. The Company shall have provided BMI with reasonable access to the Company’s books and records for the purpose of performing due diligence on the Company.

5.1.3	Amendment of the Company’s Charter and Designation and Issuance of Series A Convertible Preferred Stock. The Company shall have (a) amended its Articles of Incorporation to authorize 10,000,000 shares of blank check Preferred Stock, (b) filed a Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock in order to designate one share of a series of preferred stock which shall, among other things, be entitled to 51% of the voting power on all matters on which shareholders of the Company shall be entitled to vote, and (c) issued and sold to Marc Fogassa for $1.00 the one share of Series A Convertible Preferred Stock.

5.1.4	Consummation of Contribution Agreement. The Company and BMI shall have simultaneously entered into and consummated a Contribution Agreement pursuant to which the Company shall issue to BMI 51% of the outstanding shares of Common Stock (giving effect to the consummation of the Private Placement and the cancellation of 3,000,000 shares of Common Stock held by Antaniuk pursuant to this Agreement).

6.	Indemnification.

6.1	Antaniuk’s’s Indemnification. Antaniuk agrees to indemnify, defend and hold BMI and the Company and its officers, directors, employees, agents, consultants and assigns harmless from and against any claims, losses or expenses (including reasonable attorney’s fees) resulting from or arising out of breach by Antaniuk of any of her representations, warranties, covenants or obligations under this Agreement.

6.2	BMI’s Indemnification. BMI agrees to indemnify, defend and hold Antaniuk and her assigns harmless from and against any claims, losses or expenses (including reasonable attorney’s fees) resulting from or arising out of breach by BMI of any of its representations, warranties, covenants or obligations under this Agreement.

7.	Miscellaneous. Any dispute, disagreement, conflict of interpretation or claim arising out of or relating to this Agreement, or its enforcement, shall be governed by the laws of the State of New York. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. A telefaxed copy of this Agreement shall be deemed an original. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York and county of New York. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first written above.

FLUX TECHNOLOGIES, Corp.

By:	/s/ Iryna Antaniuk
Name: Iryna Antaniuk,
Title: Chief Executive Officer

/s/ Iryna Antaniuk
Iryna Antaniuk

BRAZIL MINING, INC.

By:	/s/ Marc Fogassa
Name: Marc Fogassa
Title: Chief Executive Officer